Carla Baca
Associate Vice President, Investor Relations
P: 615.269.8175

News Release
HEALTHCARE REALTY TRUST ANNOUNCES PROMOTION TO EXECUTIVE VICE PRESIDENT – OPERATIONS

NASHVILLE, Tennessee, May 17, 2021 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced Julie F. Wilson has been appointed as the Company’s Executive Vice President – Operations effective July 1, 2021. In this role, Ms. Wilson will have direct responsibility for operating the Company’s 228 properties and serving over 3,000 tenants. She will oversee approximately 200 property management and engineering employees, along with the Company’s technology services group, marketing team, and sustainability initiatives. She will report to Todd Meredith, President and Chief Executive Officer.

Ms. Wilson has been employed by the Company since 2001. She previously served as Senior Vice President, Leasing and Management. Prior to joining the Company, Ms. Wilson worked in investment banking and real estate brokerage.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of March 31, 2021, the Company owned 228 real estate properties in 24 states totaling 16.5 million square feet and was valued at approximately $5.9 billion. The Company provided leasing and property management services to 13.1 million square feet nationwide.

Additional information regarding the Company can be found at www.healthcarerealty.com. Please contact the Company at 615.269.8175 to request a printed copy of this information.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2020 under the heading "Risk Factors," and other risks described from time to time thereafter in the Company's SEC filings. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

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